Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined balance sheet at August 31, 2013 and the unaudited pro forma combined statements of operations for the year ended November 30, 2012 and the nine months ended August 31, 2013, and the accompanying notes thereto, have been prepared to illustrate the effects of the acquisition by Joe’s Jeans Inc., (“Joe’s” or the “Company”), of 100 percent of the common stock of Hudson Clothing Holdings, Inc., (“Hudson”), including the financing of the acquisition (collectively, the “Acquisition”), on our historical balance sheet and results of operations.  On September 30, 2013, in connection with the Acquisition, Joe’s Jeans Subsidiary, Inc. and Hudson Clothing, LLC, both wholly-owned subsidiaries of the Company, as “Borrowers” (the “Borrowers”), the Company and certain of its subsidiaries party thereto as “Guarantors” entered into (i) a revolving credit agreement (the “Revolving Credit Agreement”) with The CIT Group/Commercial Services, Inc., as administrative agent, collateral agent, documentation agent and syndication agent, CIT Finance LLC, as sole lead arranger and sole bookrunner, and the lenders party thereto, and (ii) a term loan credit agreement (the “Term Loan Credit Agreement”) with Garrison Loan Agency Services LLC, as administrative agent, collateral agent, lead arranger, documentation agent and syndication agent, and the lenders party thereto.  In addition, Joe’s Jeans Subsidiary, Inc. and Hudson Clothing, LLC entered into an amended and restated factoring agreement with The CIT Group/Commercial Services, Inc. that amends and restates the Company’s existing factoring agreement.  At the closing of the Acquisition, we issued notes and used the proceeds from borrowings under the Revolving Credit Agreement and Term Loan Credit Agreement of $125,253,000 together with cash on hand, to finance the purchase price of $94,051,000, pay $5,125,000 of financing and transaction costs and repay $26,077,000 outstanding under the existing credit facilities.

The unaudited pro forma combined balance sheet gives effect to the Acquisition as if it had occurred on August 31, 2013.  The unaudited pro forma combined statements of operations for the year ended November 30, 2012 and the nine months ended August 31, 2013 give effect to the Acquisition as if it had occurred on December 1, 2011.  The unaudited pro forma combined balance sheet is presented for informational purposes only and does not purport to represent our financial condition had the Acquisition occurred as of the date indicated above. In addition, the unaudited pro forma combined balance sheet information does not purport to project our future financial position or operating results as of any future date or for any future period.

For pro forma purposes:

•                  Joe’s consolidated statement of operations for the fiscal year ended November 30, 2012 have been combined with the financial information extracted from Hudson’s consolidated statement of operations for the fiscal year ended December 31, 2012 contained in Hudson’s consolidated financial statements included as Exhibit 99.1 in this Current Report on Form 8-K/A.

•                  Joe’s unaudited consolidated statement of operations for the nine months ended August 31, 2013, have been combined with the financial information extracted from Hudson’s unaudited interim consolidated statement of operations for the nine months ended September 30, 2013 contained in Hudson’s unaudited consolidated financial statements included as Exhibit 99.2 in this Current Report on Form 8-K/A.

•                  Joe’s unaudited consolidated balance sheet as of August 31, 2013 has been combined with Hudson unaudited consolidated balance sheet as of September 30, 2013 contained in Hudson’s unaudited consolidated financial statements included as Exhibit 99.2 in this Current Report on Form 8-K/A.

The unaudited pro forma combined balance sheet information has been derived by the application of pro forma adjustments to our unaudited historical consolidated balance sheet combined with the Hudson unaudited historical balance sheet as of August 31, 2013.  The pro forma adjustments and certain assumptions underlying these adjustments, using the acquisition method of accounting, are described in the accompanying notes. The pro forma adjustments are based on our preliminary valuation of the fair value of the tangible and intangible assets acquired and the liabilities assumed are estimates. These estimates are subject to change pending finalization of the valuations.  These pro forma adjustments do not include any cost savings resulting from elimination of redundant overhead costs, benefits from operating synergies, costs incurred for integration of the acquisition or other one-time adjustments.

This information should be read in conjunction with (i) the accompanying notes to the unaudited pro forma combined financial statements, (ii) our historical audited consolidated financial statements as of and for the year ended November 30, 2012  included in our Annual Report on Form 10-K for the year ended November 30, 2012, (iii) our historical unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2013 and (iv) the audited consolidated financial statements as of and for each of the three years in the period ended December 31, 2012 and unaudited interim financial statements for the three and nine month periods ended September 30, 2013 and 2012 of Hudson included in this Current Report on Form 8-K/A attached as Exhibits 99.1 and 99.2, respectively.

Joe’s Jeans Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheets

As of August 31, 2013

(in thousands)

	JOE’S JEANS INC.	HUDSON CLOTHING HOLDINGS INC.	Pro Forma Adjustments	Ref.	Pro Forma Consolidated
ASSETS
Current assets
Cash and cash equivalents	$16,015	$198	$(14,150)	(B)	$2,063
Accounts receivable, net	1,515	3,324	—		4,839
Due from factor	—	6,626	22,679	(E)	29,305
Inventories, net	33,655	19,379	1,951	(A)	54,985
Deferred income taxes, net	3,051	835	—		3,886
Prepaid expenses and other current assets	710	2,484	—	(B)	3,194
Total current assets	54,946	32,846	10,480		98,272

Property and equipment, net	6,637	726	—		7,363
Goodwill	3,836	11,170	18,721	(A)(C)	33,727
Intangible assets	24,000	25,316	33,472	(F)	82,788
Deferred income taxes, net	665	—	—		665
Other assets	1,734	239	2,146	(B)(G)	4,119

Total assets	$91,818	$70,297	$64,819		$226,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$12,061	$9,386	$(1,284)	(I)	$20,163
Line of credit	—	—	23,051	(B)	23,051
Contingent consideration buy-out payable-short term	3,033	—	—		3,033
Promissory tax note issued	—	—	1,235	(A)	1,235
Due to factor	3,398	—	(3,398)	(B)(E)	—
Notes payable	—	22,453	(22,453)	(B)	—
Total current liabilities	18,492	31,839	(2,849)		47,482
Other liabilities:
Long term debt	—	—	60,000	(B)	60,000
Convertible notes	—	—	28,088	(A)	28,088
Deferred income taxes, net	—	4,101	17,247	(C)	21,348
Contingent consideration buy-out payable-long term	4,020	—	—		4,020
Other liabilities	—	368	—		368
Deferred rent	2,260	108	(108)	(A)	2,260
Total liabilities	24,772	36,416	102,378		163,566
Convertible preferred stock	—	25,373	(25,373)	(D)	—
Total stockholders’ equity	67,046	8,508	(12,186)	(D)	63,368
Total liabilities and stockholders’ equity	$91,818	$70,297	$64,819		$226,934

See accompanying notes to unaudited pro forma condensed combined financial statements.

Joe’s Jeans Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended November 30, 2012

(in thousands, except per share data)

	JOE’S JEANS INC.	HUDSON CLOTHING HOLDINGS INC.	Pro Forma Adjustments	Ref.	Pro Forma Consolidated
Net sales	$118,642	$74,495	(972)	(J)	$192,165
Cost of goods sold	62,472	39,190	—	(L)	101,662
Gross profit	56,170	35,305	(972)		90,503

Operating expenses
Selling, general and administrative	43,997	24,685	(972)	(J)	67,710
Depreciation and amortization	1,456	1,739	947	(F)	4,142
Total operating expenses	45,453	26,424	(25)		71,852
Income from operations	10,717	8,881	(947)		18,651
Interest expense, net	376	3,081	8,737	(G)	12,194
Other expense, net	—	676	—		676
Income before provision for taxes	10,341	5,124	(9,684)		5,781
Income tax expense	4,776	2,150	(4,057)	(I)	2,869
Net income and comprehensive (loss) income	$5,565	$2,974	$(5,627)		$2,912

Earnings per common share - basic	$0.08		$—	(K)	$0.04

Earnings per common share - diluted	$0.08		$—	(K)	$0.04

Weighted average shares outstanding
Basic	65,496		—	(K)	65,496
Diluted	66,849		—	(K)	66,849

See accompanying notes to unaudited pro forma condensed combined financial statements.

Joe’s Jeans Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended August 31, 2013

(in thousands, except per share data)

	JOE’S JEANS INC.	HUDSON CLOTHING HOLDINGS INC.	Pro Forma Adjustments	Ref.	Pro Forma Consolidated
Net sales	$89,689	$60,058	(869)	(J)	$148,878
Cost of goods sold	49,024	32,218	—	(L)	81,242
Gross profit	40,665	27,840	(869)		67,636

Operating expenses
Selling, general and administrative	34,946	23,363	(2,152)	(H)(J)(K)	56,157
Depreciation and amortization	1,555	1,354	712	(F)	3,621
Contingent consideration buy-out expense	8,732	—	—		8,732
Total operating expenses	45,233	24,717	(1,440)		68,510
(Loss) income from operations	(4,568)	3,123	571		(874)
Interest expense, net	313	2,336	6,484	(G)	9,133
Other expense, net	—	435	—		435
(Loss) income before provision for taxes	(4,881)	352	(5,913)		(10,442)
Income tax (benefit) expense	621	500	(2,235)	(I)	(1,114)
Net (loss) income and comprehensive (loss) income	$(5,502)	$(148)	$(3,678)		$(9,328)

(Loss) earnings per common share - basic	$(0.08)		$—	(K)	$(0.14)

(Loss) earnings per common share - diluted	$(0.08)		$—	(K)	$(0.14)

Weighted average shares outstanding
Basic	67,038		—	(K)	67,038
Diluted	67,038		—	(K)	67,038

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements have been prepared to illustrate the financial impact of Joe’s acquisition of Hudson, which was accounted for under the acquisition method of accounting. The aggregate amount of consideration paid by Joe’s to acquire Hudson was $94,051,000, which was comprised of $65,416,000 of cash, $27,400,000 in convertible notes and $1,235,000 in promissory tax notes.  The following is a summary of the pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements based on preliminary estimates, which may change as additional information is obtained:

(A)                               The Acquisition has been accounted for under the acquisition method of accounting. Under the acquisition method of accounting, the total preliminary purchase price was allocated to Hudson’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of September 30, 2013, the Acquisition date. The excess of purchase consideration over the net tangible and intangible assets is recorded as goodwill. Management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed are based on estimates and assumptions and are subject to change pending finalization of the valuations.  Differences between the preliminary and final estimated fair value could be material.  The pro forma adjustments to reflect the assets acquired and the liabilities assumed at their preliminary estimated fair values and the resulting goodwill are as follows (in thousands):

Assets and liabilities assumed:
Cash and cash equivalents	$198
Accounts receivable	3,324
Due from factor	14,037
Inventories	21,330
Prepaid expenses and other assets	2,484
Property and equiptment	726
Other assets	239
Accounts payable and accrued expenses	(9,386)
Due to factor	(7,411)
Deferred income taxes, net	(20,513)
Other liabilities	(368)
Intangible assets acquired:
Trademarks	44,400
Customer relationships	2,700
Design	12,400
Net assets acquired	64,160
Goodwill created by the acquisition	29,891

Total consideration transferred	$94,051

Total Purchase Price
Cash	$65,416
Promissory tax note issued	1,235
Convertible notes (Face value $32,445 less discount)	27,400

Total Purchase Price	$94,051

(B)                               The pro forma adjustments reflect the use of available cash and cash equivalents to satisfy part of the purchase price and also reflect proceeds from the Term Loan Credit Agreement and the Revolving Credit Agreement and the repayment of obligations as follows:

Proceeds from long term debt	$60,000
Proceeds from new line of credit	23,051
Payment of deferred financing fees for new facilities	(1,575)
Repayment of Joe’s factor loan	(18,666)
Repayment of Hudson factor loan	(7,411)
Repayment Hudson’s note payable	(22,453)
Cash payments to Hudson stockholders	(42,963)
Fees paid to advisors, accountants and attorneys	(4,133)
Total adjustments to cash and cash equivalents	$(14,150)

(C)                               Reflects preliminary estimate of deferred tax liability on the fair value of the purchased intangibles of $17,247,000.

(D)                               Reflects elimination of historical stockholders’ equity and the convertible preferred stock of Hudson.

(E)                                Reflects the reclassification of Joe’s factored receivables of $15,268,000 and repayment of Hudson’s factored loan balance of $7,411,000.

(F)                                 Reflects adjustments to amortization of intangibles resulting from the fair value adjustments to intangibles.  Intangible assets acquired consisted of the following (in thousands):

		Amortization
		Period
		(in years)

Trademarks	$44,400	N/A
Customer relationships	2,700	10
Design	12,400	6

Total intangible assets acquired	$59,500

The preliminary estimated fair value of the intangible assets acquired was based on several valuation methods.  Joe’s used an income approach to measure the fair value of the trademarks based on the relief from royalty method.  Joe’s used a “with” versus a “without” methodology to measure the fair value of the customer relationships.  Joe’s used an excess earnings methodology to measure the fair value of the designs.

	9 Months	12 Months

Amortization of trademarks and customer relationships	$712	$947

	$712	$947

(G)                               Reflects adjustments to interest expense resulting from the Revolving Credit Agreement and Term Loan Credit Agreement.

	9 Months	12 Months

Convertible debt interest expense - 8.94%	$2,190	$2,938
Term debt interest expense - 12%	5,400	7,200
Line of credit interest expense - 2.75%	475	634
Amortization of deferred financing costs and discount	1,068	1,422
	9,133	12,194
Less: Reversal of historical interest expense	2,649	3,457

	$6,484	$8,737

(H)                              Reflects reversal of transaction costs recorded from the acquisition of Hudson of $4,833,000.

(I)                                   Reflects the income tax effect on the pro forma adjustments using an effective tax rate of 38.38%.

(J)                                   Reflects the reclassification of co-op advertising from operating expenses to net sales to conform with Joe’s presentation.

(K)                              The potential dilutive effect of the convertible notes issued have been excluded as such convertible notes would result in the calculation of pro forma basic and fully dilutive earnings per share being antidilutive.

(L)                                The pro forma statement of operations does not reflect the estimated $3,000,000 increase in cost of goods as a result of stepping Hudson’s inventory up to fair value.  These charges are non-recurring in nature and are not expected to have a continuing impact on the results of operations of the combined company.